Exhibit 99.1

Investor Contact Matt Glover Gateway Group, Inc. 949-574-3860 AWRE@gateway-grp.com

Aware Reports Second Quarter and Six Month 2024 Financial Results

Total Revenue for First Six Months of 2024 Increased 17% Year-Over-Year to $8.7 Million

Recurring Revenue for First Six Months of 2024 Increased14% Year-Over-Year to $5.9 Million

Revenue Increase and Cost Optimization Measures Produced $2.1 million or 51% Improvement in GAAP Net Loss and $2.2 Million or 55% Improvement in Adjusted EBITDA Loss in First Half of 2024

BURLINGTON, MASS. – August 8, 2024 – Aware, Inc. (NASDAQ: AWRE), a global biometric platform company that uses data science, machine learning, and artificial intelligence to tackle everyday business and identity challenges through biometric solutions, today reported financial results for the second quarter and six months ended June 30, 2024.

Second Quarter 2024 and Recent Operational Highlights

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Total revenue increased 36% year-over-year to $4.3 million.
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Recurring revenue increased 31% year-over year to $2.7 million.
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Operating expenses decreased $0.5 million, or 7% year-over-year, to $5.7 million, driven by the Company's continued cost reduction and leveraging initiatives.
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Maintained a strong balance sheet with cash, cash equivalents, and marketable securities of $27.4 million as of June 30, 2024.
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Appointed Chief Product Officer Heidi Hunter, who brings over 10 years of expertise in product strategy, development, and fraud prevention, as well as demonstrated success in achieving product-market fit and increasing adoption. Her experience is expected to drive Aware’s market penetration in the commercial space.
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Renewed and expanded key contracts across the United Kingdom (UK), Brazil, and EMEA, including a $0.4 million license expansion in Europe.
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Showcased Aware's cutting-edge authentication solutions at key industry events: iGaming – BiS SiGMA Americas 2024, SBC North America, Identity Week Europe, NSA Annual Conference, and Febraban Tech. Demonstrations targeted commercial organizations, law enforcement, and government agencies.

Six Month 2024 Financial Highlights

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Total revenue increased 17% year-over-year to $8.7 million.
•
Recurring revenue increased 14% year-over year to $5.9 million.

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Operating expenses decreased $1.0 million or 8% year-over-year, to $11.3 million from $12.3 million, driven by the Company's cost reduction initiatives relative to leveraging our existing technology across multiple product offerings.
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Achieved substantial profitability gains, with a 51% improvement or $2.1 million reduction in GAAP net loss and a 55% improvement or $2.2 million reduction in adjusted EBITDA loss.

Management Commentary

"Aware's performance in the first half of 2024 underscores our commitment to growth and operational improvements," said Robert Eckel, CEO and President of Aware. "We achieved 17% top line growth, driven by new customer acquisitions and expanded relationships with existing clients. Our strategic cost management reduced expenses by 8% year-over-year, enhancing our bottom-line performance as we drive toward profitability.

In the first half of the year, we secured several notable deals across our core markets and product portfolio, bolstering our recurring revenue stream and enhancing financial predictability. Aware is well positioned for long-term growth with our multi-modal configurable biometric offerings. With a robust pipeline of opportunities, expanding recurring revenue, and optimized operations, Aware is positioned to deliver efficient double-digit growth in 2024 and sustainable positive cash flow in 2025."

Second Quarter 2024 Financial Results

Revenue for the second quarter of 2024 was $4.3 million, compared to $3.2 million in the same year-ago period. The increase in revenue was primarily due to a $0.6 million increase in recurring revenue and $0.5 million in license sales driven by an expansion sale to an existing customer in Europe.

Net loss for the second quarter of 2024 totaled $1.1 million, or $(0.05) per diluted share, which compares to net loss of $2.7 million, or $(0.13) per diluted share, in the same year-ago period.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the second quarter of 2024 totaled $1.0 million, compared to adjusted EBITDA loss of $2.4 million in the same year-ago period. The year-over-year improvement in adjusted EBITDA was primarily due to increased revenue and reductions in operating expenses.

Cash, cash equivalents, and marketable securities totaled $27.4 million as of June 30, 2024, compared to $30.9 million as of December 31, 2023.

Six Month 2024 Financial Results
Revenue for the six months ended June 30, 2024, increased 17% to $8.7 million, compared to $7.5 million in the same year-ago period. The increase in revenue was primarily due to a $0.6 million increase in recurring revenue and $0.5 million in license sales driven by expansion sales to existing customers.

Operating expenses decreased $1.0 million, or 8% year-over-year, to $11.3 million compared to $12.3 million in the year-ago period, driven by the Company's continued cost reduction initiatives.

Net loss for the six months ended June 30, 2024, totaled $2.1 million, or $(0.10) per diluted share, which compares to net loss of $4.2 million, or $(0.20) per diluted share, in the same year-ago period.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the six months ended June 30, 2024, improved to $1.9 million, compared to adjusted EBITDA loss of $3.8 million in the same year-ago period. The improvement in adjusted EBITDA loss was primarily due to increased revenue and cost reductions.

Webcast

Aware management will host a webcast today, August 8, 2024, at 5:00 p.m. Eastern time to discuss these results and provide an update on business conditions. A question-and-answer session will follow management’s prepared remarks.

Date: Thursday, August 8, 2024

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Webcast: Register Here

The presentation will be made available for replay in the investor relations section of the Company’s website. The audio recording will be available for approximately 90 days following the live event.

About Aware
Aware is a global biometric platform company that uses data science, machine learning, and artificial intelligence to tackle everyday business and identity challenges through biometrics. For over 30 years we’ve been a trusted name in the field. Aware’s offerings address the growing challenges that government and commercial enterprises face in knowing, authenticating, and securing individuals through frictionless and highly secure user experiences. Our algorithms are based on diverse operational data sets from around the world, and we prioritize making biometric technology in an ethical and responsible manner. Aware is a publicly held company (NASDAQ: AWRE) based in Burlington, Massachusetts. To learn more, visit our website or follow us on LinkedIn and X

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings, cash flow and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvi) our business may be affected by government regulations and adverse economic conditions; xvii) we may make acquisitions that could adversely affect our results; and xiii) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2023 and other reports and filings made with the Securities and Exchange Commission.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Software licenses	$1,815	$1,039	$3,962	$3,145
Software maintenance	2,154	1,767	4,314	3,602
Services and other	353	378	467	743
Total revenue	4,322	3,184	8,743	7,490

Costs and expenses:
Cost of services and other revenue	270	325	546	623
Research and development	1,867	2,265	4,049	4,646
Selling and marketing	2,091	1,956	3,982	3,947
General and administrative	1,435	1,574	2,769	3,079
Total costs and expenses	5,663	6,120	11,346	12,295
Operating loss	(1,341)	(2,936)	(2,603)	(4,805)
Interest income	291	284	571	585
Loss before provision for income taxes	(1,050)	(2,652)	(2,032)	(4,220)
Provision for income taxes	39	—	39	—
Net loss	$(1,089)	$(2,652)	$(2,071)	$(4,220)

Net loss per share – basic	$(0.05)	$(0.13)	$(0.10)	$(0.20)
Net loss per share – diluted	$(0.05)	$(0.13)	$(0.10)	$(0.20)
Weighted-average shares – basic	21,095	20,968	21,089	21,001
Weighted-average shares – diluted	21,095	20,968	21,089	21,001

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$11,511	$10,002
Marketable securities	15,911	20,913
Accounts and unbilled receivables, net	4,956	3,855
Property and equipment, net	553	579
Goodwill and intangible assets, net	5,304	5,511
Right of use assets	4,115	4,260
All other assets, net	875	1,176

Total assets	$43,225	$46,296

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,814	$1,986
Deferred revenue	4,444	5,537
Operating lease liability	4,365	4,475
Total stockholders’ equity	32,602	34,298

Total liabilities and stockholders’ equity	$43,225	$46,296

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax provision. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

We define recurring revenue as the portion of Aware revenue that is based on a term arrangement and is likely to continue in the future, such as annual maintenance or subscription contracts. We use recurring revenue as a metric to communicate the portion of our revenue that has greater stability and predictability. We believe that recurring revenue assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

We define ARR as the amount of annualized recurring revenue that is likely to continue in the future, such as annual maintenance and subscription contracts. We use ARR as a metric to assess the trajectory of our recurring revenue and we believe that ARR assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

Adjusted EBITDA and recurring revenue are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net loss, the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three and six months ended June 30, 2024 and 2023 and our

U.S. GAAP revenue, the most directly comparable U.S. GAAP financial measure, to our recurring revenue for the three and six months ended June 30, 2024 and 2023.

AWARE, INC.

Reconciliation of GAAP Net loss to Adjusted EBITDA

(In thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2024	2023	2024	2023
Net loss	$(1,089)	$(2,652)	$(2,071)	$(4,220)
Depreciation and Amortization	139	148	279	298
Stock based compensation	244	403	407	738
Interest income	(291)	(284)	(571)	(585)
Provision for income taxes	39	—	39	—
Adjusted EBITDA Loss	$(958)	$(2,385)	$(1,917)	$(3,769)

AWARE, INC.

Revenue Breakout

(In thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2024	2023	2024	2023
Recurring revenue:
Software subscriptions	$575	$304	1,567	1,532
Software maintenance	2,131	1,767	4,284	3,602
Total recurring revenue	2,706	2,071	5,851	5,134

Non-recurring revenue:
Software licenses	1,263	735	2,425	1,613
Services and other	353	378	467	743
Total non-recurring revenue	1,616	1,113	2,892	2,356
Total revenue	$4,322	$3,184	$8,743	$7,490

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Aware is a registered trademark of Aware, Inc.